Exhibit d.1.z

TWENTY-SIXTH AMENDMENT

TO AMENDED AND RESTATED

INVESTMENT ADVISORY AGREEMENT

THIS AMENDMENT effective as of the 30th day of September 2019, amends that certain Amended and Restated Investment Advisory Agreement dated as of November 20, 2002, and amended as of June 8, 2006, June 27, 2007, September 24, 2007, January 31, 2008, October 1, 2008, March 2, 2009, May 29, 2009, September 29, 2009, January 1, 2010, June 30, 2010, September 14, 2010, January 1, 2011, March 15, 2011, February 6, 2012, August 28, 2012, December 18, 2012, June 10, 2013, December 18, 2013, November 13, 2014, January 6, 2015, March 19, 2015, May 11, 2015, February 8, 2016, January 9, 2017 and January 1, 2018 (the “Agreement”), by and between Virtus Opportunities Trust, a Delaware statutory trust (the “Trust”), and Virtus Investment Advisers, Inc., a Massachusetts corporation (the “Adviser”), as follows:

1.	The investment advisory fees for Virtus KAR International Small-Mid Cap Fund are hereby set forth on Schedule A to the Agreement, Schedule A is hereby deleted and Schedule A attached hereto is substituted in its place to reflect such revisions, and to otherwise update the schedule.

2.	Except as expressly amended hereby, all provisions of the Agreement shall remain in full force and effect and are unchanged in all other respects. All initial capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Agreement, as amended.

3.	This Agreement may be executed in any number of counterparts (including executed counterparts delivered and exchanged by facsimile transmission) with the same effect as if all signing parties had originally signed the same document, and all counterparts shall be construed together and shall constitute the same instrument. For all purposes, signatures delivered and exchanged by facsimile transmission shall be binding and effective to the same extent as original signatures.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Agreement to be executed by their duly authorized officers of other representatives.

VIRTUS OPPORTUNITIES TRUST

By:	/s/ W. Patrick Bradley
	Name:	W. Patrick Bradley
	Title:	Executive Vice President, Chief Financial Officer & Treasurer

VIRTUS INVESTMENT ADVISERS, INC.

By:	/s/ Francis G. Waltman
	Name:	Francis G. Waltman
	Title:	Executive Vice President

SCHEDULE A

Series	Investment Advisory Fee

Virtus Rampart Alternatives Diversifier Fund	0.00%

	1st $1 Billion	$1+ Billion through $2 Billion	$2+ Billion

Virtus Duff & Phelps Global Infrastructure Fund	0.65%	0.60%	0.55%
Virtus Duff & Phelps Global Real Estate Securities Fund	0.85%	0.80%	0.75%
Virtus Duff & Phelps International Real Estate Securities Fund	1.00%	0.95%	0.90%
Virtus Duff & Phelps Real Estate Securities Fund	0.75%	0.70%	0.65%
Virtus Newfleet High Yield Fund	0.65%	0.60%	0.55%
Virtus Newfleet Multi-Sector Intermediate Bond Fund	0.55%	0.50%	0.45%
Virtus Vontobel Global Opportunities Fund	0.85%	0.80%	0.75%

	1st $2 Billion	$2+ Billion through $4 Billion	$4+ Billion

Virtus Newfleet Senior Floating Rate Fund	0.45%	0.40%	0.38%
Virtus Rampart Multi-Asset Trend Fund	1.00%	0.95%	0.90%
Virtus Vontobel Foreign Opportunities Fund	0.85%	0.80%	0.75%

	1st $1 Billion	$1+ Billion

Virtus Herzfeld Fund	1.00%	0.95%
Virtus Horizon Wealth Masters Fund	0.85%	0.80%
Virtus KAR Emerging Markets Small-Cap Fund	1.20%	1.15%
Virtus KAR International Small-Cap Fund	1.00%	0.95%
Virtus KAR International Small-Mid Cap Fund	0.90%	0.85%
Virtus Newfleet Core Plus Bond Fund	0.45%	0.40%
Virtus Rampart Equity Trend Fund	1.00%	0.95%
Virtus Rampart Sector Trend Fund	0.45%	0.40%
Virtus Vontobel Greater European Opportunities Fund	0.85%	0.80%

	1st $1 Billion	$1+ Billion through $2 Billion	$2+ Billion through $10 billion	$10+ Billion

Virtus Newfleet Multi-Sector Short Term Bond Fund	0.55%	0.50%	0.45%	0.425%